HALLIBURTON COMPANY
                                  EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

   The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three and nine months ended September 30, 1994 and 1993, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                   Three Months             Nine Months
                                 Ended September 30      Ended September 30
                               ----------------------  ---------------------
                                   1994         1993       1994        1993
                               ---------    ---------  ---------   ---------
                                  Millions of dollars except per share data
Primary:
  Net income (loss)            $    51.7    $  (160.7) $    50.3   $  (119.0)

  Average number of common
    and common share
    equivalents outstanding        114.2        114.1      114.2       111.9

  Primary net
   income (loss) per share     $     0.45   $    (1.41)   $ 0.44      $(1.06)


Fully Diluted:
  Net income (loss)            $    51.7    $  (160.7) $    50.3   $  (119.0)
  Add after-tax interest
    expense applicable to
    Zero Coupon Convertible
    Subordinated Debentures
    due 2006                         3.3          2.1        9.6         7.6
                               ---------    ---------  ---------   ---------
  Adjusted net income (loss)   $    55.0    $  (158.6) $    59.9   $  (111.4)

  Adjusted average number of
    shares outstanding             119.1        119.1      119.1       116.9

  Fully diluted earnings
    (loss) per share           $     0.46   $  (1.33)  $    0.50   $   (0.95)

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A
Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.